Exhibit 10.1
Execution Version
AMENDMENT NO. 1
TO THE SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT
This Amendment No. 1, dated as of August 4, 2023 (this "Amendment"), is among Compass Concierge SPV I, LLC, as Borrower (the "Borrower"), Compass Concierge, LLC, as Seller (the "Seller"), and Barclays Bank PLC, as Administrative Agent (in such capacity, the "Administrative Agent"), and as the sole Lender (in such capacity, the "Majority Lender" and, collectively with the Borrower, the Seller and the Administrative Agent, the "Parties"), amends the Second Amended and Restated Revolving Credit and Security Agreement, dated as of August 5, 2022 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Credit Agreement"), among the Parties. Any Capitalized terms used herein and not defined shall have the meaning assigned to it in Appendix A to the Credit Agreement (as amended by this Amendment).
1.The Appendix A to the Credit Agreement is, effective as of the data hereof (the "Effective Date"), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double underlined text) as reflected in the modifications identified in the document annexed hereto as Appendix A attached to this Amendment.
2.Exhibit D to the Credit Agreement is, effective as of the Effective Date, hereby deleted in its entirety and replaced with Exhibit D attached hereto.
3.The Administrative Agent and the Majority Lender hereby waive the notice requirement of Section 2.13 of the Credit Agreement.
4.Representations and Warranties.
(a)Each of the Borrower and the Seller affirms that the execution, delivery and performance of this Amendment and the performance by it of the Credit Agreement (as amended by this Amendment) have been duly authorized by all necessary action, and it has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Credit Agreement (as amended by this Amendment).
(b)Each of the Borrower and the Seller represents and warrants that this Amendment and the Credit Agreement (as amended by this Amendment) constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof, except as enforcement may be limited by equitable principles (regardless of whether enforcement is sought in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(c)Each of the Borrower and the Seller (with respect to itself) represents and warrants that the representations and warranties contained in Section 4.01 of the Credit Agreement are correct after giving effect to this Amendment on and as of the date hereof as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default has occurred and is continuing on and as of the date hereof or would result from this Amendment becoming effective in accordance with its terms.
5.Each of the Borrower and the Seller acknowledges and agrees that this Amendment constitutes a "Facility Document" under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made by the Borrower or the Seller under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, subject to any exceptions and applicable cure periods under the Agreement.
6.The effectiveness of this Amendment is subject to receipt (whether by e-mail, facsimile or otherwise) by the Administrative Agent of counterparts of this Amendment executed by each of the other Parties hereto.
7.This Amendment may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. This Amendment, to the extent signed and delivered by means of email with PDF attachment or any electronic signature complying with the U.S. ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
8.THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
9.The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.12, 11.13 and 11.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
10.Each of the Borrower and the Seller agrees to pay, jointly and severally, on demand all reasonable fees, and documented out-of-pocket costs and expenses of the Administrative Agent and the Majority Lender in connection with the preparation, execution and delivery of this Amendment.
11.This Amendment, the Credit Agreement, and the other documents referred to herein and therein constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof and thereof as of the date
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hereof and supersede all prior agreements and negotiations between the parties concerning the subject matter herein. To the extent that this Amendment conflicts in any manner with the Credit Agreement, this Amendment shall control. From and after the date hereof, all references in the Credit Agreement to the term this "Agreement" or in the Facility Documents to the "Credit Agreement" or , in each case, words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
COMPASS CONCIERGE SPV I, LLC, as
Borrower
By: _/s/ Scott Wahlers________________
Name: Scott Wahlers
Title: Treasurer

COMPASS CONCIERGE, LLC,
as Seller
By: /s/ Scott Wahlers ________________
Name: Scott Wahlers
Title: Treasurer

[Signature Page to Amendment No.1 to 2nd A&R Credit Agreement (Compass)]

BARCLAYS BANK PLC,
as Administrative Agent and as Majority Lender
By: /s/ Jonathan Wu ________________
Name: Jonathan Wu
Title: Managing Director

[Signature Page to Amendment No.1 to 2nd A&R Credit Agreement (Compass)]

Appendix A
Amended Definitions to Credit Agreement
[See Attached]

Conformed Copy (August 4, 2023)
APPENDIX A
Definitions
"Acceptance List" has the meaning specified in Section 2.1 of the Transfer Agreement.
"Accepted Collections Policies" means the servicing policies of the Servicer with respect to the servicing and administration of the Notable Receivables following the related Loan's maturity date, which is in effect as of the date hereof and a current copy of which is attached as Exhibit A to the Servicing Agreement, as such policies may be amended, modified or supplemented from time to time in accordance with the terms of the Servicing Agreement.
"Accepted Servicing Policies" means the servicing policies of the Servicer with respect to the servicing and administration of the Notable Receivables prior to the related Loan's maturity date, which is in effect as of the date hereof and a current copy of which is attached as Exhibit B to the Servicing Agreement, as such policies may be amended, modified or supplemented from time to time in accordance with the terms of the Servicing Agreement.
"Account Bank" means (i) JPMorgan Chase Bank, N.A. or (ii) another institution acceptable to the Administrative Agent in its reasonable discretion; provided that each Account Bank shall be required to have (a) a combined capital and surplus of at least $200,000,000, (b) an office within the United States and (c) a short-term rating of at least "P-1" by Moody's, at least "A-1" by S&P and at least "F1" by Fitch and a long-term rating of at least "Baa1" by Moody's, at least "BBB+" by S&P and at least "BBB (high)" by Fitch.
"Account Bank Fee" means the fee payable monthly by the Borrower to the Account Bank, if any, in respect of the maintenance of the Borrower Accounts.
"Account Control Agreement" means the Blocked Account Control Agreement, dated as of the Closing Date, among the Borrower, the Account Bank and the Administrative Agent establishing "control" within the meaning of the UCC over the Collection Account and the Reserve Account.
"Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) 0.11448; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
"Administrative Agent" has the meaning assigned to such term in the preamble to the Credit Agreement.
"Advance" means the advance of a loan by the Lenders to the Borrower pursuant to Article II.
"Advance Rate" means (a) with respect to any Eligible Receivable originated less than one hundred twenty-two (122) days prior to the related Determination Date, 82.5~~.0~~% or following the occurrence and during the continuance of a Level I Trigger Event, 77.5%, (b) with respect to any Eligible Receivable originated equal to or greater than one hundred twenty-two (122) days but less than one hundred eighty-three (183) days prior to the related Borrowing Date, 75.0% or following the occurrence and during the continuance of a Level I Trigger Event, 70.0%, (c) with respect to any Eligible Receivable originated equal to or greater than one hundred eighty-three (183) days but less than three hundred five (305) days prior to the related Borrowing Date, 7~~0~~2.~~0~~5% or following the occurrence and during the continuance of a Level I Trigger Event, 67.5~~.0~~%, (d) with respect to any Eligible Receivable originated equal to or greater than three hundred five (305) days prior to the related Borrowing Date but less than three hundred ninety-five (395) days prior to the related Borrowing Date, 6~~0~~5.0% or following the occurrence and during the continuance of a Level I Trigger Event, ~~55~~60.0%; or (e) notwithstanding the foregoing, with respect to any Eligible Receivable that has received an Approved Extension and/or an Approved Payment Plan Adjustment, 6~~0~~5.0%, or following the occurrence and during the continuance of a Level I Trigger Event, ~~55~~60.0%. For the avoidance of doubt, any Facility Receivable (other than a Facility Receivable that received an Approved Extension and/or an Approved Payment Plan Adjustment) originated equal to or greater than three hundred ninety-five (395) days prior to any date of determination shall have an Advance Rate equal to 0.0% and shall not constitute an Eligible Receivable.
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.
"Affected Person" means (i) each Lender and (ii) each Program Support Provider.
"Affiliate" means, in respect of a referenced Person, another Person (other than any natural person) Controlling, Controlled by or under common Control with such referenced Person, provided that a Person shall not be deemed to be an "Affiliate" of another Person solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Person (except if any such Person provides collateral under, guarantees or otherwise supports the obligations of the other such Person).
"Aggregate Discounted ~~Principal~~Receivable Balance" means, when used with respect to all or a portion of the Facility Receivables, the sum of the Discounted ~~Principal~~Receivable Balances of all or of such portion of such Facility Receivables.
"Agreement" has the meaning assigned to such term in the preamble.
"Amendment Effective Date" means August ~~5~~4, 202~~2~~3.
"Amendment Effective Date Certificate" means an Amendment Effective Date Certificate substantially in the form of Exhibit F.
"Amortization Date" means the earlier to occur of (i) the Scheduled Revolving Period Termination Date and (ii) an Early Amortization Event.
"Amortization Margin" has the meaning assigned to such term in the Fee Letter.
"Applicable Laws" means any action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, binding interpretation, judgment, order, ordinance, proclamation, promulgation, regulation, requirement, rule, rule of law, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof, including all Federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound; provided, however, that such term shall also include the rules, requirements and regulations issued by credit card associations and the National Automated Clearing House Association, as applicable.
"Applicable Margin" has the meaning assigned to such term in the Fee Letter.
"Applicable Tenor" means, with respect to any Available Tenor, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Approved Extension" means, with respect to any Facility Receivable, an extension granted by the Servicer to the date such Facility Receivable is fully due and payable; provided, that: (a) such extension is granted pursuant to and in accordance with the Concierge Capital Extensions and Payment Arrangements Policy, (b) the duration of such extension may not exceed six (6) months, (c) such extension cannot be granted to a Facility Receivable where the closing of the sale of the related Property has occurred and (d) the related Facility Receivable has not previously received an Approved Extension or an Approved Payment Plan Adjustment.
"Approved Payment Plan Adjustment" means, with respect to any Facility Receivable, an alternative payment arrangement granted by the Servicer; provided, that: (a) such alternative payment arrangement is granted pursuant to and in accordance with the Concierge Capital Extensions and Payment Arrangements Policy, (b) such alternative payment arrangement does not result in an extension which duration exceeds six (6) months, (c) such alternative payment arrangement cannot be granted to a Facility Receivable where the closing of the sale of the related Property has occurred, (d) the related Facility Receivable has not previously received an Approved Extension, unless such Approved Extension, which taken in the aggregate with such alternative payment arrangement, does not extend the maturity of the related Facility Receivable by more than six (6) months and (e) the related Facility Receivable has not previously received an Approved Payment Plan Adjustment.
"APR" means, with respect to a Facility Receivable, the annual rate of finance charges stated in the Loan Agreement evidencing the related Loan.
"Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit C to the Credit Agreement, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to the Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Accrual Period" pursuant to Section 2.17(d).
"Backup Servicer" means Vervent, Inc., in its capacity as backup servicer under the Backup Servicing Agreement, or any other Person acting as a backup servicer that has been approved in writing by the Administrative Agent.
"Backup Servicing Agreement" means that certain Amended and Restated Backup Servicing Agreement, dated as of July 29, 2021, among the Backup Servicer, the Borrower, the Servicer and the Administrative Agent.
"Backup Servicing Fee" means the fees payable monthly by the Borrower to the Backup Servicer pursuant to the terms of the Backup Servicing Agreement.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member

Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Bankruptcy Code" means the United States Bankruptcy Code, as amended.
"Base Rate" means, on any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day, plus 0.50% and (c) Adjusted Term SOFR in effect on such day plus 1.00%; provided that any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR respectively; provided, further, that changes in any rate of interest calculated by reference to the Base Rate shall take effect simultaneously with each change in the Base Rate and the Base Rate will in no event be higher than the maximum rate permitted by applicable law. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, the Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist.
"Base Rate Advance" means an Advance that accrues interest at the Base Rate.
"Base Rate Term SOFR Determination Day" has the meaning assigned to such term in the definition of "Term SOFR."
"Benchmark" means, initially, Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to Term SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.
"Benchmark Replacement" means, with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:
(1)    the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Administrative Agent to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market for U.S. dollar denominated syndicated business loans or similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time and (b) the applicable Benchmark Replacement Adjustment;
(2)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for Applicable Tenor and (b) the Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the Applicable Tenor giving due consideration to then-prevailing industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated syndicated business loans or similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time and (b) the Benchmark Replacement Adjustment.
If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Credit Agreement and the other Facility Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or
(2)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to then-prevailing industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated business loans or similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time.
"Benchmark Replacement Conforming Changes" means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Accrual Period" (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of the Credit Agreement and the other Facility Documents.
"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark, or if the then-current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:
(1)    in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the applicable Available Tenor of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication of information referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to the applicable Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(~~c~~3)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Unavailability Period" means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.17 of the Credit Agreement and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.17 of the Credit Agreement.
"Borrower" has the meaning assigned to such term in the preamble to the Credit Agreement.
"Borrower Account" means each of the Collection Account and the Reserve Account.
"Borrowing" has the meaning assigned to such term in Section 2.01 of the Credit Agreement.
"Borrowing Base" means, as of any date of determination and, with respect to any Borrowing Date, as calculated after giving effect to any Notable Receivables to be acquired by the Seller pursuant to the terms of the Transfer Agreement and subsequently sold by the Seller to the Borrower pursuant to the terms of the Purchase Agreement on such Borrowing Date, the lesser of (a) the Commitment Amount as of such date and (b) the Net Eligible Pool Balance multiplied by the Weighted Average Advance Rate.
"Borrowing Base Calculation Date" means, with respect to the submission of any Borrowing Base Certificate, the applicable date identified on the Borrowing Base Certificate and used as the cut-off date for the calculation of the applicable Discounted ~~Principal~~Receivable Balance of all Facility Receivables, which date shall be the end of business on the Business Day immediately preceding the date of such Borrowing Base Certificate.
"Borrowing Base Certificate" means a statement in substantially the form attached to the form of Request for Advance attached to the Credit Agreement as Exhibit A, as such form of Borrowing Base Certificate may be modified from time to time by mutual agreement of the Borrower and the Administrative Agent.
"Borrowing Base Test" means a test that will be satisfied at any time if the aggregate principal amount of Advances outstanding as of such date is less than or equal to the Borrowing Base at such time.
"Borrowing Date" means the date of a Borrowing.
"Business Day" means any day other than a Saturday or Sunday, provided that the following shall not constitute Business Days (i) days on which banks are authorized or required to close in the States of New York and (ii) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance bearing interest at Term SOFR or the Term SOFR Reference Rate, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"Cash" means Dollars that are unrestricted on the day in question.

"Change of Control" means, at any time, (a) the Seller fails to own 100% of the Equity Interests of the Borrower at any time free and clear of any Lien (other than the "all assets" security interest granted to the Administrative Agent), (b) Compass Concierge Holdings, LLC fails to own 100% of the Equity Interests of the Seller, (c) the Parent fails to own 100% of the Equity Interests in Compass Concierge Holdings, LLC or (d) the occurrence of (i) a merger or consolidation of the Parent into another Person where the Parent is not the surviving entity, (ii) an event by which any Person succeeds to all of substantially all of the properties and assets of the Parent or (iii) the acquisition by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 51% or more of the outstanding capital stock or other equity interests of the Parent on a fully diluted basis; provided, however, that a Permitted IPO shall not constitute a Change of Control.
"Charged-Off Receivable" shall mean a Facility Receivable that has been charged-off or deemed non-collectible by the Borrower or the Servicer consistent with Accepted Servicing Policies.
"Closing Date" means July 31, 2020.
"Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit F.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
"Collateral" has the meaning assigned to such term in Section 7.01(a) of the Credit Agreement.
"Collection Account" means any account established pursuant to Section 8.02 of the Credit Agreement at the Account Bank, in the name of the Borrower, which account has been designated as the Collection Account and is subject to the Account Control Agreement.
"Collection Period" means (i) with respect to the first Payment Date occurring after the Closing Date, the period beginning on the Closing Date and ending on the last day of the calendar month immediately preceding such first Payment Date, and (ii) with respect to any other Payment Date or other date, the most recently ended calendar month.
"Collections" means all cash collections, distributions, payments and other amounts received by the Borrower from any Person in respect of any Facility Receivables from and including the initial Cutoff Date with respect to such Facility Receivable, including all principal, interest, if any, fees, if any, and repurchase proceeds payable to the Borrower under or in connection with any such Facility Receivables and net liquidation proceeds collected by the Servicer from any sale or disposition of any such Facility Receivables and any Loan Proceeds Returns.
"Collections Yield" means, as of any Determination Date, for the Collection Period then ended, an amount equal to (i) the sum of (a) all Collections received during such Collection Period (excluding Collections constituting Loan Proceeds Returns), minus (b) the ~~Principal~~Receivables Balance of any Facility Receivables that became Defaulted Receivables during such Collection Period and any Facility Receivables that were subject to a Late Notice of Acceleration Event, minus (ii) the Principal Paydown for such Collection Period.
"Commitment" means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 of the Credit Agreement in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 to the Credit Agreement or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 of the Credit Agreement or increased or reduced from time to time pursuant to assignments effected in accordance with Section 11.06(a) of the Credit Agreement.
"Commitment Amount" means (a) on or prior to the Commitment Termination Date, the aggregate amount of all Commitments of all Lenders set forth on Schedule 1 to the Credit Agreement (as such amount may be reduced from time to time pursuant to Section 2.06 of the Credit Agreement) and (b) following the Commitment Termination Date, zero.
"Commitment Termination Date" means the Amortization Date; provided, that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately preceding Business Day.
"Compass Qualified Receivable" means, as of any Determination Date, any Notable Receivable which would have met all the criteria of an Eligible Receivable set forth in clauses (a) through (bb) of the definition thereof  (other than the criteria set forth in clauses (e)(ii), (e)(iii) and as otherwise set forth in Section 4.1(m)(iii)(A) of the Transfer Agreement) as of the related Receivable Origination Date. For the avoidance of doubt, a Compass Qualified Receivable need not be sold to the Seller pursuant to the terms of the Transfer Agreement and/or subsequently sold by the Seller pursuant to the terms of the Purchase Agreement; only certain Compass Qualified Receivables chosen for purchase by the Seller from the Originator meeting the definition of "Eligible Receivable" shall be sold to the Borrower by the Seller.
"Compounded SOFR" means the compounded average of SOFRs for one (1) month, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each monthly period or compounded in advance) being established by the Administrative Agent in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that if, and to the extent that, the Administrative Agent reasonably determines that Compounded SOFR cannot be determined as described above, then the rate, or methodology for this rate, and conventions for this rate that have been reasonably selected by the Administrative Agent giving due consideration to then-prevailing industry-accepted market practice for U.S. dollar denominated syndicated business loans or similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time.
"Concierge Capital Extensions and Payment Arrangements Policy" means the portion of the Accepted Collections Policies relating to Loan extensions or alternative payment arrangements.
"Concierge Capital Program" means the program whereby Notable issues loans to certain sellers of residential real estate on the terms set forth in the First Amended and Restated Strategic Services Agreement, dated as of July 31, 2020, by and between the Seller and Notable, as amended, restated or otherwise modified.
"Concierge Capital Underwriting Policy" shall mean, with respect to each Notable Receivable, Notable's minimum credit criteria and loan conditions used to originate such Loan and the related Notable Receivable through Notable's platform, a copy or copies of which have been previously provided to the Administrative Agent and a current copy of which is attached to the Credit Agreement as Exhibit D, as such criteria may be amended, modified or supplemented from time to time in accordance with the terms of the Credit Agreement.
"Conduit Assignee" means, with respect to a Conduit Lender, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and (x) is administered by a Lender in such Conduit Lender's Facility Group or any Affiliate of such Lender or (y) has entered into a Program Support Agreement with a Lender which is a member of such Conduit Lender's Facility Group or an Affiliate of such a Lender, and in either case is designated by such Conduit Lender's conduit administrator from time to time to accept an assignment from such Conduit Lender of its interest in the outstanding Advances; provided, however, that with respect to any Conduit Lender with a Commitment under the Credit Agreement, such Conduit Assignee must be an assignee with respect to such Commitment.
"Conduit Lender" means any commercial paper conduit administered by the Administrative Agent or an Affiliate of the Administrative Agent, and any of its successors and assigns that are special-purpose entities that become parties to the Credit Agreement and which obtain funds to purchase financial assets (directly or indirectly) from the issuance of CP.
"Constituent Documents" means, in respect of any Person, the trust agreement, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of trust, certificate of incorporation, certificate or articles of formation or organization, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Control" means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. "Controlled" and "Controlling" have the meaning correlative thereto.
"CP" means the commercial paper notes issued from time to time by means of which a Conduit Lender (directly or indirectly) obtains financing.
"CP Rate" means
a.for any Lender in the Facility Group with Barclays Bank PLC, for any Interest Accrual Period, the per annum rate calculated to yield the "weighted average cost" (as defined below) for such Interest Accrual Period (or portion thereof) in respect of all CP issued by Sheffield Receivables Company LLC ("Sheffield") then outstanding, as determined by its conduit administrator; provided, however, that if any component of such rate is a discount rate, in calculating the CP for such Interest Accrual Period (or portion thereof) the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum shall be used in calculating such component. As used in this definition, "weighted average cost" for any Interest Accrual Period (or portion thereof) means the sum of (i) the actual interest accrued during such Interest Accrual Period (or portion thereof) on outstanding CP issued by Sheffield, (ii) the commissions of placement agents and dealers in respect of such CP (not to exceed five basis points per annum on the amount of Advances made by such Conduit Lender that are funded by the issuance of CP) and (iii) other borrowings by Sheffield (as determined by its conduit administrator), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; and

b.for any other Conduit Lender, for the portion of the Advances funded by such Conduit Lender directly or indirectly with CP, the rate equivalent to the weighted average cost (as determined by its conduit agent and which shall include dealer fees (not to exceed five basis points per annum on the amount of Advances made by such Conduit Lender that are funded by the issuance of CP), incremental carrying costs incurred with respect to CP maturing on dates other than those on which corresponding funds are received by the Conduit Lender, other borrowings by the Conduit Lender to fund any Advances under the Credit Agreement or its related commercial paper issuer if the Conduit Lender does not itself issue commercial paper (other than under any Program Support Agreement), actual costs of swapping foreign currencies into Dollars to the extent the CP is issued in a market outside the U.S. and any other costs associated with the issuance of CP) of or related to the issuance of CP that is allocated, in whole or in part, by the Conduit Lender or its conduit agent to fund or maintain such portion of the Advances (and which may be also allocated in part to the funding of other assets of the Conduit Lender); provided, however, that if the rate (or rates) is a discount rate, then the rate (or, if more than one rate, the weighted average of the rates) shall be the rate resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.
c.For the avoidance of doubt, the CP Rate may not be less than 0.00%.
"Credit Agreement" means, the Second Amended and Restated Revolving Credit and Security Agreement, dated as of ~~the date hereof~~August 5, 2022, among the Borrower, the Seller, the Administrative Agent and each of the Lenders from time to time party thereto.
"Cutoff Date" has the meaning assigned to such term in the Purchase Agreement.
"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for U.S. dollar denominated syndicated business loans or similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time; provided that if the Administrative Agent decide that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
"Daily Simple SOFR Advance" means an Advance that bears interest at a rate based on Daily Simple SOFR.
"Data File" means the related list of Facility Receivables in an electronic file, in a *.CSV or other computer readable format reasonably acceptable to the Administrative Agent, containing the information described on Schedule 1 attached to this Appendix A to the Credit Agreement with respect to the related Facility Receivables.
"Debtor Relief Law" shall mean, collectively, the Bankruptcy Code and all other United States federal, State or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.
"Defaulted Receivable" means, as of any date of determination, a Compass Qualified Receivable or a Facility Receivable, as applicable, (a) for which the related Obligor is more than one hundred and eighty (180) calendar days past due on all or any portion of any payment required to be made (1) that is not subject to an extension or payment plan adjustment, pursuant to the terms of the Loan Agreement in effect, or (2) that is subject to an extension or payment plan adjustment, regardless of whether such extension or payment plan adjustment is an Approved Extension or Approved Payment Plan Adjustment, as applicable, in an amount greater than $100.00, in accordance with and as required by the terms of the Loan Agreement, as modified; (b) for which the related Obligor is deceased or has become the subject of a proceeding under a Debtor Relief Law and the Borrower or the Servicer has actual knowledge of such occurrence or proceeding or (c) which constitutes a Charged-Off Receivable and has an outstanding principal balance of more than $100.00; provided, that with respect to a Compass Qualified Receivable or a Facility Receivable, as applicable, which becomes fully due and payable upon the occurrence of (a) clause (z)(ii) of the Eligible Receivable definition, such one hundred eighty (180) calendar day period shall begin on the date the Servicer receives notice from the Seller, the agent or the Obligor of such expiration or cancellation and a replacement Exclusive Listing Agreement is not re-executed within the required time period or (b) clause (z)(iii) of the Eligible Receivable definition, such one hundred eighty (180) calendar day period shall begin one hundred twenty (120) days following the date the Servicer receives notification from the Seller, the agent or the Obligor of the cancellation of the related Exclusive Listing Agreement by an Affiliate of the Seller.
"Defaulting Lender" means, at any time, any Lender that (a) has failed for one (1) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of the Credit Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under the Credit Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund an Advance under the Credit Agreement and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within five (5) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under the Credit Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has voluntarily or involuntarily, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b) of the Credit Agreement) upon delivery of written notice of such determination to the Borrower and each Lender.
"Delayed Amount" has the meaning assigned to that term in Section 2.02(e) of the Credit Agreement.

"Delayed Funding Date" has the meaning assigned to that term in Section 2.02(e) of the Credit Agreement.
"Delayed Funding Notice" has the meaning assigned to that term in Section 2.02(e) of the Credit Agreement.
"Delayed Funding Notice Date" has the meaning assigned to that term in Section 2.02(e) of the Credit Agreement.
"Delaying Lender" has the meaning assigned to that term in Section 2.02(e) of the Credit Agreement.
"Delinquent Receivable" means, as of any date of determination, a Compass Qualified Receivable or a Facility Receivable, as applicable (other than any Defaulted Receivable), for which the related Obligor is more than sixty (60) calendar days past due on all or any portion of any payment required to be made (1) that is not subject to an extension or payment plan adjustment, pursuant to the terms of the Loan Agreement in effect, or (2) that is subject to an extension or payment plan adjustment, regardless of whether such extension or payment plan adjustment is an Approved Extension or Approved Payment Plan Adjustment, as applicable, in an amount greater than $100.00, in accordance with and as required by the terms of the Loan Agreement, as modified; provided, that with respect to a Compass Qualified Receivable or a Facility Receivable, as applicable, which becomes fully due and payable upon the occurrence of (a) clause (z)(ii) of the Eligible Receivable definition, such sixty (60) calendar day period shall begin on the date the Servicer receives notice from the Seller, the agent or the Obligor of such expiration or cancellation and a replacement Exclusive Listing Agreement is not re-executed within the required time period, or (b) clause (z)(iii) of the Eligible Receivable definition, such sixty (60) calendar day period shall begin one hundred twenty (120) days following the date the Servicer receives notification from the Seller, the agent or the Obligor of the cancellation of the related Exclusive Listing Agreement by an Affiliate of the Seller.
"Determination Date" means the last day of each Collection Period.
"Discount Rate" means, as of any date of determination, an annual rate equal to ~~5.00%.~~the sum of (i) the weighted average CP rate for the preceding Interest Accrual Period, (ii) the Applicable Margin, (iii) the Servicing Fee Rate, and (iv) the quotient (expressed as a percentage) of (x) the Backup Servicing Fee paid to the Backup Servicer on the preceding Payment Date, divided by (y) the Principal Balance (for the avoidance of doubt, excluding any Fee Balance) of all Facility Receivables at the end of the preceding Collection Period, multiplied by 12.
"Discounted ~~Principal~~Receivable Balance" means, as of any date of determination and with respect to a Facility Receivable, the present value of the sum of (i) the Principal Balance of such Facility Receivable, (ii) the Fee Balance (to the extent not otherwise included in the calculation of the Principal Balance for such Facility Receivable), if any, and (iii) the Interest Balance, if any, in each case, discounted using the Discount Rate and the number of months remaining until the maturity of such Facility Receivable. For the purposes of this calculation, the number of months remaining until maturity means the greater of (~~i~~x) 1, and (~~ii~~y) the number of days from any date of determination to the 1-year anniversary of the origination of such Facility Receivable, divided by 30, and rounded to the nearest integer.
"Dollars" and "$" mean lawful money of the United States.

"Early Amortization Event" means, as of any date of determination, the occurrence and continuance of any of the following:
a.(i) a default by the Borrower in the payment, when due and payable, of any interest or principal (including any mandatory prepayment under Section 2.05(b) of the Credit Agreement) or (ii) the Borrower, the Seller or the Parent, as applicable, shall fail to make any other payment, transfer or deposit (unless waived by the Administrative Agent) on the date first required of such party under the Facility Documents and, in each case, such default or failure shall remain uncured for two (2) Business Days following receipt of written notice by the Borrower, the Seller or the Parent(which may be by email) of such default or failure from the Administrative Agent;
b.the occurrence of any Level II Trigger Event shall occur;
c.as of the end of any fiscal quarter commencing with the fiscal quarter ending September 30, 2020, the aggregate consolidated Tangible Net Worth of the Parent and all of its consolidated Subsidiaries shall be less than the sum of (i) $175,000,000 and (ii) the product of 50.0% and the aggregate proceeds from any equity issued by the Parent on or after the Closing Date, as determined by the Parent in accordance with GAAP and as reported on each Monthly Report as of the end of the applicable fiscal quarter;
d.as of the end of any fiscal quarter commencing with the fiscal quarter ending September 30, 2020, the Parent and its consolidated Subsidiaries shall have a ratio of Total Liabilities to Tangible Net Worth of more than 4 to 1, as determined by the Parent in accordance with GAAP and as reported on each Monthly Report as of the end of the applicable fiscal quarter;
e.(i) as of the end of any fiscal month (other than the last month of any fiscal quarter) commencing with the fiscal month ending on September 30, 2020, the Parent and its consolidated Subsidiaries shall fail to maintain Liquidity in an amount not less than $50,000,000, which calculation shall not consider certain reconciling items and therefore not be in accordance with GAAP and as reported on each Monthly Report as of the end of the applicable calendar month and (ii) as of the end of any fiscal quarter commencing with the fiscal quarter ending on September 30, 2020, the Parent and its consolidated Subsidiaries shall fail to maintain Liquidity in an amount not less than $50,000,000, as determined by the Parent in accordance with GAAP and as reported on each Monthly Report as of the end of the applicable fiscal quarter;
f.the occurrence of a Material Adverse Effect;
g.the Borrowing Base Test is not satisfied and such condition is not cured in the manner specified and within the time period set forth in Section 2.05(b) of the Credit Agreement;
h.any event that constitutes a Servicer Event of Default shall have occurred and not been waived by the Administrative Agent in accordance with the terms of the Servicing Agreement; and
i.the occurrence of an Event of Default.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Investments" means any book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:
a.direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America; provided, that obligations of, or guaranteed by, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association shall be Eligible Investments only if, at the time of investment, they have a rating from each of the Rating Agencies in the highest investment category granted thereby;
b.demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligation referred to in clause (a) above or portion of such obligation for the benefit of the holders of such depository receipts); provided, that at the time of the investment or contractual commitment to invest therein (which shall be deemed to be made again each time funds are reinvested following each settlement date), the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating from each of the Rating Agencies in the highest investment category granted thereby;
c.non-extendible commercial paper having, at the time of the investment, a rating from each of the Rating Agencies then rating that commercial paper in the highest investment category granted thereby;
d.investments in money market funds having a rating from each of the Rating Agencies in the highest investment category granted thereby (including funds for which the Administrative Agent, the applicable Account Bank or any of its Affiliates is investment manager or advisor);
e.bankers' acceptances issued by any depository institution or trust company referred to in clause (b) above; and
f.repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) described in clause (b) above.
For purposes of the definition of "Eligible Investments," the phrase "highest investment category" means (i) in the case of Fitch, "AAA" for long-term investments (or the equivalent) and "F-1" for short-term investments (or the equivalent), (ii) in the case of Moody's, "Aaa" for long-term investments and "Prime-1" for short-term investments and (iii) in the case of S&P, "AAA" for long-term investments and "A-1" for short-term investments. A proposed investment not rated by Fitch but rated in the highest investment category by Moody's and S&P shall be considered to be rated by each of the Rating Agencies in the highest investment category granted thereby. In the event the rating(s) of an Eligible Investment falls below the applicable rating(s) set forth herein, the Seller shall promptly (but in no event longer than the earlier of (x) the maturity date of such Eligible Investment and (y) 60 days from the time of such downgrade)

replace such investment, at no cost to the Borrower, with an Eligible Investment which has the required ratings.
"Eligible Pool Balance" means, on any date, the Aggregate Discounted ~~Principal~~Receivable Balance of all of the Eligible Receivables on such date.
"Eligible Receivable" means, as of any date of determination, a Facility Receivable that meets each of the following criteria (unless otherwise indicated below):
a.was originated in accordance with, and complies with, all material requirements of Applicable Law in effect as of the date of such origination, and has been serviced in compliance with all material requirements of Applicable Law and if serviced following the Closing Date, in compliance with the Accepted Servicing Policies and Accepted Collection Policies; it being agreed and understood that a requirement of Applicable Law will be considered to be material if the failure to comply with such requirements would have a material adverse effect upon the validity, enforceability or collectability of the obligations of the Obligor under the related Loan;
b.(i) such Facility Receivable is not subject to, nor has there been asserted, any litigation, any arbitration or any right of rescission, set off, counterclaim or other defense of the related Obligor and (ii) to the knowledge of the Originator as of the Receivable Origination Date, the related Obligor is not subject to any proceedings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect;
c.with respect to any Facility Receivable whose related Loan was originated prior to the Closing Date where the related Obligor had a FICO Score of less than 820 on the date such Facility Receivable was originated, the Servicer has independently verified that the actual Property Debt is no greater than 115% of the Property Debt stated by the related Obligor in the application for such Facility Receivable. For purposes of making such independent verification, the Servicer shall use credit reports, lien reports and/or property records, as of the Receivable Origination Date and as available;
d.with respect to any Facility Receivable whose related Loan was originated following the Closing Date where the related Obligor had a FICO Score of less than 750 on the date such Facility Receivable was originated, either (i) the Servicer has independently verified that the Property Debt is no greater than 110% of the Property Debt stated by the related Obligor in the application for such Facility Receivable or (ii) if the Servicer has independently verified that the Property Debt is greater than 110% of the Property Debt stated by the related Obligor in the application for such Facility Receivable, the Servicer has otherwise determined that the Obligor is eligible for the Loan pursuant to the Concierge Capital Underwriting Policy. For purposes of making such independent verification, the Servicer shall use credit reports, lien reports and/or property records, as of the Receivable Origination Date and as available. In the event no lien report or property record is available, the Servicer may rely upon a written attestation from the Obligor;
e.(i) such Facility Receivable has been originated by the Originator in accordance with the Concierge Capital Underwriting Policy if originated following the Closing Date, (ii) the sale, transfer or assignment of such Facility Receivable by the Originator to the Seller pursuant to the terms of the Transfer Agreement does not contravene or conflict in any material respect with any Applicable Law or any contractual or other restriction, limitation or encumbrance, and the sale, transfer or assignment of such Facility Receivable pursuant to the Transfer Agreement does not require the consent of the related Obligor and (iii) such Facility Receivable has been acquired by the Seller from the Originator free and clear of any lien or adverse claim (other than Permitted Liens);

f.at the time of the sale, transfer or assignment of such Facility Receivable from the Seller to the Borrower pursuant to the terms of the Purchase Agreement, (i) the Seller was the sole owner thereof and had good and marketable title thereto, free and clear of any lien (other than Permitted Liens and liens being released simultaneously with such sale, transfer and assignment) and, immediately following the sale and transfer thereof from the Seller, the Borrower shall be the sole owner thereof and have good and marketable title thereto, free and clear of any lien (other than Permitted Liens) or adverse claim, (ii) the representations and warranties of the Seller with respect to such Facility Receivable in the Purchase Agreement were true and correct in all material respects when made thereunder and (iii) such Facility Receivable was sold, transferred or assigned to the Borrower by the Seller in accordance with the terms of the Purchase Agreement;
g.such Facility Receivable represents a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability;
h.such Facility Receivable is not evidenced by any "instrument," "security" or "chattel paper" (in each case, as defined in the UCC as then in effect in the State of Delaware and any other state where the filing of a financing statement is required to perfect the Borrower's interest in the Facility Receivable and the proceeds thereof);
i.with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Originator or the Servicer in connection with the creation or the execution, delivery and performance of such Facility Receivable and servicing of such Facility Receivable, or by the Seller or the Borrower in connection with its ownership of such Facility Receivable have been duly obtained, effected or given and are in full force and effect; it being agreed and understood that (for the avoidance of doubt) any such required consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority will be considered to be material if the failure to obtain such consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority would be reasonably expected to have a material adverse effect upon the value, enforceability or collectability of the obligations of the Obligor under such Facility Receivable;
j.constitutes a "payment intangible," "general intangible" or "account" (in each case, as defined in the UCC as then in effect in the State of Delaware and any other state where the filing of a financing statement is required to perfect the Borrower's interest in the Facility Receivable and the proceeds thereof);
k.is denominated and payable in Dollars and is payable in any state or territory of the United States;
l.is an obligation of an Obligor that, as of the Receivable Origination Date, (i) had a residential address within the United States or a U.S. territory, or a U.S. military mailing address, (ii) has a U.S. social security number and (iii) is not a Governmental Authority;
m.such Facility Receivable is not a Delinquent Receivable;
n.such Facility Receivable is not a Defaulted Receivable;
o.such Facility Receivable complies with the Underwriting Criteria set forth on Schedule 2 to this Appendix A to the Credit Agreement;

p.(i) is not contingent in any respect for any reason and there are no conditions precedent to the enforceability or validity of such Facility Receivable that have not been satisfied or waived (for the avoidance of doubt, the potential for a reduction of the Principal Balance based upon disbursement to the Obligor of less than the full amount of the related Loan shall not be a contingency or condition precedent) and (ii) has not been satisfied, subordinated or rescinded and no right of rescission, setoff, counterclaim or defense has been asserted by the Obligor or, to the Borrower's actual knowledge, overtly threatened in writing with respect to such Facility Receivable;
q.it is not a Negative Legal Development Receivable;
r.to the Borrower's actual knowledge, such Facility Receivable is not evidenced by a judgment and has not been reduced to judgment;
s.to the Borrower's actual knowledge, no fraud, with respect to such Facility Receivable (and each Related Document evidencing such Facility Receivable) has taken place on the part of any Person, including the related Obligor or any other party involved in the origination or purchase of the Facility Receivable to affect the Facility Receivable in any material respect;
t.no instrument of release or waiver has been executed in connection with such Facility Receivable or any Related Document evidencing such Facility Receivable, and the Obligor has not been released from its obligations under such Facility Receivable in whole, or in part
u.such Facility Receivable is not a Modified Receivable;
v.the Related Documents evidencing such Facility Receivable are being held in accordance with the Servicing Agreement;
w.such Facility Receivable does not constitute a renewal or extension of any Ineligible Receivable;
x.such Facility Receivable is not a revolving line of credit or similar facility;
y.no other Facility Receivables relating to the related Loan (i) have been sold by the Originator to a Person other than the Seller pursuant to the terms of the Transfer Agreement and (ii) have been sold by the Seller to a Person other than the Borrower pursuant to the terms of the Purchase Agreement;
z.pursuant to the terms of the related Loan Agreement, and absent the enactment of any contravening Applicable Law, such Facility Receivable is fully due and payable on the earliest to occur of (i) the closing of the sale of the related Property, (ii) expiration or cancellation by the Obligor of his or her related Exclusive Listing Agreement and failure to re-execute another Exclusive Listing Agreement within ten (10) Business Days, (iii) the date that is one hundred twenty (120) days following the cancellation of the related Exclusive Listing Agreement by an Affiliate of Seller and (iv) the date that is no more than twelve (12) months from the initial disbursement of the Facility Receivable provided that this subsection (iv) shall exclude any Approved Extensions and/or Approved Payment Plan Adjustment;
aa.pursuant to the terms of the related Loan Agreement, the related Obligor agreed that such Obligor intends to use the proceeds of the related Loan for the purpose of making certain improvements to the related Property in order to maximize its value prior to sale; and

bb.no Receivable Subsequent Draw Amounts relating to such Facility Receivable (i) have been sold by the Originator to a Person other than the Seller pursuant to the terms of the Transfer Agreement and (ii) have been sold by the Seller to a Person other than the Borrower pursuant to the terms of the Purchase Agreement.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"ERISA Event" means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the "minimum funding standard" (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in "at risk" status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.
"ERISA Group" means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Eurocurrency Liabilities" is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"EU Securitisation Regulation" means Regulation (EU) 2017/2402 of the European Parliament and of the Council of December 12, 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other European Union directives and regulations, as amended and in effect from time to time, together with all relevant regulatory and/or implementing technical standards applicable in relation thereto, and, in each case, any relevant guidance and directions published in relation thereto by any relevant regulatory authority or by the European Commission.

"EUWA" means the European Union (Withdrawal) Act 2018, as amended.
"Event of Default" means the occurrence of any of the events, acts or circumstances set forth in Section 6.01 of the Credit Agreement.
"Excess Concentration Amount" means, on any date of determination, the sum (without duplication) of the following amounts:
a.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables related to Obligors with a FICO Score of between 650 and 700 exceeds 20.00% of the Eligible Pool Balance on such date;
b.the smallest Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables that would need to be excluded from the Borrowing Base in order to cause the Weighted Average FICO Score of the Obligors related to the Eligible Receivables to be greater than or equal to 735 on such date;
c.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables with respect to which the Receivable Obligor Origination State is California exceeds 70.00% of the Eligible Pool Balance on such date;
d.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables with respect to which the Receivable Obligor Origination State is a single state (other than California) exceeds 20.00% of the Eligible Pool Balance on such date;
e.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables with a Receivable Original Amount of greater than $75,000 and equal to or less than $150,000 exceeds 10.00% of the Eligible Pool Balance on such date;
f.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables originated equal to or greater than two hundred and ten (210) days but less than three hundred and ninety-five (395) days prior to such date of determination (for the avoidance of doubt, excluding Delinquent Receivables) exceeds ~~3~~50.00% of the Eligible Pool Balance on such date;
g.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables originated equal to or greater than three hundred (300) days but less than three hundred and ninety-five (395) days prior to such date of determination (for the avoidance of doubt, excluding Delinquent Receivables) exceeds 20.00% of the Eligible Pool Balance on such date;
h.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables that have received an Approved Extension and/or an Approved Payment Plan Adjustment exceeds 7.50% of the Eligible Pool Balance on such date; and
i.the amount by which the Aggregate Discounted ~~Principal~~Receivable Balance of the Eligible Receivables with a listing price greater than $3,000,000 and less than or equal to $5,000,000 exceeds 15.00% of the Eligible Pool Balance on such date.
"Excess Concentration Receivable" means, as of any date of determination, an Eligible Receivable with respect to which some or all of the related Discounted ~~Principal~~Receivable Balance is included in the Excess Concentration Amount as of such date.

"Excess Spread Percentage" means, as of any Determination Date, for the Collection Period then ended, the ratio (expressed as a percentage) of:
a.the sum of (i) the Collections Yield during such Collection Period, minus (ii) the sum of the amounts due and owing under clauses (i) and (ii) under Section 9.01 of the Credit Agreement (excluding the Unused Fees (if any)) on the Payment Date following such Collection Period; divided by
b.the average of the beginning and ending Aggregate Discounted ~~Principal~~Receivable Balance of all Facility Receivables during such Collection Period.
"Exclusive Listing Agreement" means the "Exclusive Listing Agreement" entered into between a licensed real estate brokerage entity that is an Affiliate of the Seller and the related Obligor.
"Facility" as defined in the recitals to the Credit Agreement.
"Facility Delinquency Percentage" means, for any Collection Period, (a) the Aggregate Discounted ~~Principal~~Receivable Balance of all Delinquent Receivables which are Facility Receivables on the last calendar day of such Collection Period, but excluding (i) any Defaulted Receivables which are Facility Receivables (including any Delinquent Receivables repurchased as provided in the Transfer Agreement or repurchased by the Seller at the Seller's election) and (ii) any Facility Receivables relating to Property that was not sold within three hundred and sixty-five (365) days of the related origination date as of the end of such Collection Period, divided by (b) the Aggregate Discounted ~~Principal~~Receivable Balance of all Facility Receivables on the last calendar day of such Collection Period (excluding any Facility Receivables relating to Property that was not sold within three hundred and sixty-five (365) days of the related origination date).
"Facility Documents" means the Credit Agreement, the Transfer Agreement, the Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Account Control Agreement, the Fee Letter and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 7.07 of the Credit Agreement to create, perfect or otherwise evidence the Administrative Agent's security interest. For the avoidance of doubt, "Facility Documents" shall not include the Performance Guaranty.
"Facility Receivable" means a Notable Receivable sold to the Seller pursuant to the terms of the Transfer Agreement and subsequently sold by the Seller to the Borrower pursuant to the terms of the Purchase Agreement. For the avoidance of doubt, the Originator is not selling the related Loan to the Seller for subsequent sale to the Borrower.
"Facility Group" means Barclays Bank PLC, any other Lender with a Commitment under the Credit Agreement and its related Conduit Lenders (if any) and the Program Support Providers related to any such Conduit Lenders, as applicable.
"FATCA" means the Code Sections 1471 through 1474, as of the date of the Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations, revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder or any official interpretations of the foregoing.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. The Federal Funds Rate may not be less than 0.00%.
"Fee Balance" means, as of any date of determination and with respect to a Facility Receivable, all amounts billable to the Obligors with respect to any Facility Receivable in respect of fees.
"Fee Letter" means that certain ~~Second~~Third Amended and Restated Fee Letter, dated as of the date hereof, between the Borrower and the Administrative Agent.
"Fee Receivable" means the portion of a Receivable that is attributed to fees by the Servicer pursuant to the Accepted Servicing Policies or the Accepted Collection Policies.
"FICO Score" means, with respect to the Obligor of a Notable Receivable, the statistical credit score of such Obligor based on methodology developed by Fair Isaac Corporation, determined as of a date permitted by the Concierge Capital Underwriting Policy in connection with the origination of such Notable Receivable.
"Final Maturity Date" means the earliest of (a) the date that is one hundred and eighty (180) days following the Amortization Date, (b) the date of the termination of the Commitments and the acceleration of the Advances pursuant to Section 6.02 of the Credit Agreement, (c) the date specified by the Borrower in its sole discretion upon 30 days' prior written notice to the Administrative Agent or (d) the date on which all Obligations shall have been paid in full and all other amounts payable to the Administrative Agent and the Lenders under the Facility Documents shall have been paid in full and the Commitments have terminated under the Credit Agreement (other than contingent indemnification obligations for which a claim has not been asserted).
"Final Payout Date" means the later of (i) the date on which all Obligations have been paid in full (other than any contingent indemnification obligations of the Borrower under the Facility Documents for which a claim has not been asserted) and (ii) the date on which the Credit Agreement is terminated.
"Fiscal Quarter" mean the fiscal quarter of any Fiscal Year.
"Fiscal Year" mean the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.
"Fitch" means Fitch, Inc., together with its successors.
"Floor" means 0.0%.
"GAAP" means generally accepted accounting principles in effect from time to time in the United States.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the United States Securities and Exchange Commission, the stock exchanges, any Federal, state, territorial, county, municipal or other government or governmental agency, board, body, branch, bureau, commission, court, department, instrumentality or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.
"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
"Indebtedness" means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing borrowed money (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the indebtedness being secured and (ii) the fair market value (as estimated by such Person in good faith) of the encumbered property, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person on or with respect to drawn letters of credit, bankers' acceptances and other extensions of credit, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all net obligations (determined as of any time based on the termination value thereof) of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as estimated by such Person in good faith, and (h) all guarantees of such Person in respect of any of the foregoing. For the avoidance of doubt, Indebtedness shall exclude any obligations under operating leases that would be included in Indebtedness under the new accounting lease standard ASC 842.
"Indemnified Party" has the meaning assigned to such term in Section 11.04(b) of the Credit Agreement.
"Independent Director" means one or more employees of Global Securitization Services, LLC or another natural person meeting the qualifications set forth in Section 5.02(x) of the Credit Agreement.
"Ineligible Receivable" means, as of any date of determination, a Facility Receivable that fails to satisfy one or more criterion of the definition of "Eligible Receivable" after the date of acquisition thereof by the Borrower.
"Insolvency Event" means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due.
"Interest" means, for each day during an Interest Accrual Period and each Advance, on such day, the sum of the products (for each day during such Interest Accrual Period) of:
IR x P x 1/D
where:
IR    =    the Interest Rate, as applicable, on such day;
P    =    the principal amount of such Advance, as applicable, on such day; and
D    =    360.
"Interest Accrual Period" means, (i) with respect to the initial Payment Date, the period beginning on, and including, August 1, 2020 and ending on, and including, August 31, 2020 and (ii) with respect to any other Payment Date, the period beginning on, and including, the first day of the most recently ended calendar month and ending on, and including, the last day of the most recently ended calendar month; provided, that the final Interest Accrual Period shall end on the Final Maturity Date.
"Interest Rate" means, for any Interest Accrual Period and for each Advance outstanding made by a Lender for each day during such Interest Accrual Period:
a.so long as no Event of Default has occurred and is continuing (and which has not otherwise been waived by the Lenders pursuant to the terms hereof),
i.if a Conduit Lender funds (directly or indirectly) its portion of the Advances with CP or if such Lender is a Lender in the Barclays Bank PLC Facility Group, a rate equal to the applicable CP Rate plus the Applicable Margin; and
ii.if a Lender (other than Barclays Bank PLC) funds its portion of the Advances other than with CP, the applicable Adjusted Term SOFR(or, if Adjusted Term SOFR is not available, the applicable Base Rate until a Benchmark Replacement is determined) plus the Applicable Margin; and
b.if an Event of Default has occurred and is continuing (and which has not otherwise been waived by the Lenders pursuant to the terms hereof), a rate equal to the Post-Default Rate.
"Interest Balance" means, as of any date of determination and with respect to a Facility Receivable, the accrued and unpaid interest amount owing by the related Obligor under the terms of the Loan Agreement related to such Facility Receivable.
"Interest Receivable" means the portion of a Receivable that is attributed to interest by the Servicer pursuant to the Accepted Servicing Policies or the Accepted Collection Policies.

"Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
"IRS" means the U.S. Internal Revenue Service, or any successor agency.
"Late Notice of Acceleration Event" means the failure to provide timely notice of an Acceleration Event to Notable.  Facility Receivables subject to Late Notice of Acceleration Event shall be subtracted from the Collections Yield calculation in the Monthly Report due immediately after notice to the Servicer.
"Lenders" means, collectively, the Persons listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance and each individually, a "Lender."
"Level I Trigger Event" means, a breach of any of the collateral performance tests listed below. The collateral performance tests listed below will be tested as of the last Business Day of each Collection Period (unless indicated otherwise) and reported to the Administrative Agent and the Lenders on each Monthly Report.
(a)(i) with respect to the initial Collection Period, the Facility Delinquency Percentage for such Collection Period exceeds 3.0%, (ii) with respect to the second Collection Period following the Closing Date, the average Facility Delinquency Percentage for such Collection Period and the initial Collection Period exceeds 3.0% or (iii) with respect to the third Collection Period following the Closing Date and any Collection Period thereafter, the average Facility Delinquency Percentage for such Collection Period and the two Collection Periods immediately prior to such Collection Period exceeds 3.0%;
(b)(i) with respect to the initial Collection Period, the Managed Portfolio Delinquency and Extension Percentage for such Collection Period exceeds 15.0%, (ii) with respect to the second Collection Period following the Closing Date, the average Managed Portfolio Delinquency and Extension Percentage for such Collection Period and the initial Collection Period exceeds 15.0% or (iii) with respect to the third Collection Period following the Closing Date and any Collection Period thereafter, the average Managed Portfolio Delinquency and Extension Percentage for such Collection Period and the two Collection Periods immediately prior to such Collection Period exceeds 15.0%; and
(c)(i) with respect to the fourth Collection Period following the Closing Date, the Monthly Payment Rate for such Collection Period is less than 10.0%, (ii) with respect to the fifth Collection Period following the Closing Date, the average Monthly Payment Rate for such Collection Period and the fourth Collection Period following the Closing Date is less than 10.0% or (iii) with respect to the sixth Collection Period following the Closing Date and any Collection Period thereafter, the average Monthly Payment Rate for such Collection Period and the two Collection Periods immediately prior to such Collection Period is less than 10.0%.
"Level II Trigger Event" means, a breach of any of the collateral performance tests listed below. The collateral performance tests listed below will be tested as of the last Business Day of each Collection Period (unless indicated otherwise) and reported to the Administrative Agent and the Lenders on each Monthly Report.
(a)(i) with respect to the initial Collection Period, the Facility Delinquency Percentage for such Collection Period exceeds 5.0%, (ii) with respect to the second Collection Period following the Closing Date, the average Facility Delinquency Percentage for such Collection Period and the initial Collection Period exceeds 5.0% or (iii) with respect to the third

Collection Period following the Closing Date and any Collection Period thereafter, the average Facility Delinquency Percentage for such Collection Period and the two Collection Periods immediately prior to such Collection Period exceeds 5.0%;
(b)(i) with respect to the initial Collection Period, the Managed Portfolio Delinquency and Extension Percentage for such Collection Period exceeds 20.0%, (ii) with respect to the second Collection Period following the Closing Date, the average Managed Portfolio Delinquency and Extension Percentage for such Collection Period and the initial Collection Period exceeds 20.0% or (iii) with respect to the third Collection Period following the Closing Date and any Collection Period thereafter, the average Managed Portfolio Delinquency and Extension Percentage for such Collection Period and the two Collection Periods immediately prior to such Collection Period exceeds 20.0%;
(c)(i) with respect to the fourth Collection Period following the Closing Date, the Monthly Payment Rate for such Collection Period is less than 8.0%, (ii) with respect to the fifth Collection Period following the Closing Date, the average Monthly Payment Rate for such Collection Period and the fourth Collection Period following the Closing Date is less than 8.0% or (iii) with respect to the sixth Collection Period following the Closing Date and any Collection Period thereafter, the average Monthly Payment Rate for such Collection Period and the two Collection Periods immediately prior to such Collection Period is less than 8.0%;
(d)(i) with respect to the fourth Collection Period following the Closing Date, the Excess Spread Percentage for such Collection Period does not exceed 0.0%, (ii) with respect to the fifth Collection Period following the Closing Date, the average Excess Spread Percentage for such Collection Period and the fourth Collection Period following the Closing Date does not exceed 0.0% or (iii) with respect to the sixth Collection Period following the Closing Date and any Collection Period thereafter, the average Excess Spread Percentage for such Collection Period and the two Collection Periods immediately prior to such Collection Period does not exceed 0.0%.
"Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).
"Liquidity" means Unrestricted Cash.
"Loan" means an unsecured consumer loan.
"Loan Agreement" means the Notable Disclosure & Loan Agreement relating to a Notable Receivable and entered into between the Originator and the related Obligor.
"Loan Proceeds Returns" means, with respect to any Facility Receivable, returns of the proceeds of such Facility Receivable following the return of the related financed merchandise or refund and/or cancellation of related financed services.
"Majority Lenders" means, as of any date of determination, (i) if there is only one Lender or if no Lender is a Defaulting Lender, one or more Lenders having aggregate Percentages greater than 50%, or (ii) if there is more than one Lender and any such Lender is a Defaulting Lender, one or more Non-Defaulting Lenders whose aggregate Advances represent greater than 50% of the aggregate outstanding principal balance of all Advances of Non-Defaulting Lenders.

"Managed Portfolio Delinquency and Extension Percentage" means, with respect to any Collection Period, the ratio (expressed as a percentage) of (i) the aggregate principal balance of all Compass Qualified Receivables that are Delinquent Receivables (for the avoidance of doubt, excluding any Defaulted Receivables) as of the last day of such Collection Period, divided by (ii) the aggregate principal balance of all Compass Qualified Receivables as of the last day of such Collection Period.
"Margin Stock" has the meaning assigned to such term in Regulation U.
"Material Adverse Effect" means (i) with respect to all Facility Documents (other than the Servicing Agreement), a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance or properties of the Borrower, the Seller or the Servicer, each individually or taken as a whole, (b) the validity or enforceability of the Credit Agreement or any other Facility Document, (c) the validity, enforceability or collectability of any material portion of the Facility Receivables, (d) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under the Credit Agreement or any other Facility Document, (e) the ability of any of the Borrower, the Seller or the Servicer to perform its obligations under any Facility Document to which it is a party, or (f) the existence, perfection, priority or enforceability of the Administrative Agent's Lien on the Collateral, (ii) with respect to the Servicing Agreement, a material adverse effect on (a) the collectability or value of the Facility Receivables being serviced thereunder or (b) the ability of the Servicer to perform its obligations under the Servicing Agreement and (iii) with respect to the Performance Guaranty, a material adverse effect on the ability of the Parent to perform its obligations under the Performance Guaranty.
"Maximum Remaining Term" means, as of any date of determination and with respect to any Notable Receivable, the maximum number of months remaining (rounded to the nearest whole month) until the principal amount of such Notable Receivable is due and payable in full.
"Modified Receivable" means a Notable Receivable which, at any time, (i) was past due or in default and which such delinquency or default was cured by waiving, extending, adjusting or amending the contract terms or accepting a reduced payment or (ii) has had its contract terms waived, extended, adjusted or amended with the intent of avoiding a delinquency or default. For the avoidance of doubt, (a) a Facility Receivable that has received (x) a single Approved Extension or, (y) a single Approved Payment Plan Adjustment or (z) a single Approved Extension and a single Approved Payment Plan Adjustment (in that order) and the duration of the aggregate extensions shall not extend such Facility Receivable by more than six (6) months, in each case, shall not constitute a "Modified Receivable" and (b) a Facility Receivable that has received (x) more than one Approved Extension, (y) more than one Approved Payment Plan Adjustment or (z) both an Approved Extension and an Approved Payment Plan Adjustment and the duration of the aggregate extensions exceed six (6) months, in each case, shall constitute a "Modified Receivable."
"Money" has the meaning specified in Section 1-201(b)(24) of the UCC.
"Monthly Payment Rate" means, for any Collection Period, the ratio of (a) all Collections received by the Servicer in respect of the ~~Principal~~Receivable Balance of each Facility Receivable during such Collection Period to (b) the average of the beginning and ending aggregate ~~Principal~~Receivable Balance of all Facility Receivables during such Collection Period; provided, that such calculations shall exclude Collections constituting Loan Proceeds Returns.
"Monthly Report" means the monthly report and an updated Data File including the required information with respect to each Compass Qualified Receivable owned by the Borrower as of the prior month Determination Date, each in a form reasonably acceptable to the Administrative Agent and provided prior to the last day of the initial Collection Period.
"Monthly Reporting Date" means, with respect to any Payment Date, the twelfth (12th) calendar day following the end of each calendar month, or if such day is not a Business Day, the immediately following Business Day.
"Moody's" means Moody's Investors Service, Inc., together with its successors.
"Multiemployer Plan" means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
"Negative Legal Development Receivable" means, as of any date of determination, a Notable Receivable that is subject to a Regulatory Event as of such date.
"Net Eligible Pool Balance" means, as of any date of determination, an amount equal to the excess of (i) the Eligible Pool Balance, over (ii) the Excess Concentration Amounts, if any, in each case as of such date.
"Net Home Equity" means, with respect to any Notable Receivable, an amount equal to the sum of (i) 85.00% of the listing price as of the Receivable Origination Date of the Property relating to such Notable Receivable, minus (ii) any existing debt relating to such Property.
"New Lending Office" has the meaning given in Section 11.03(d) of the Credit Agreement.
"Non-Defaulting Lender" means, at any time, a Lender that is not a Defaulting Lender.
"Notable" means Notable Finance, LLC.
"Notable Receivable" means the obligation of an Obligor under a Loan Agreement to make payments on the related Loan which was originated by Notable in connection with the Concierge Capital Program.
"Notice of Prepayment" has the meaning assigned to such term in Section 2.05 of the Credit Agreement.
"Obligations" means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with the Credit Agreement or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all fees, expenses and other amounts payable under the Credit Agreement or under any other Facility Document.
"Obligor" means, in respect of any Loan and the related Notable Receivable, the individual natural Person primarily obligated to make payments in respect of the principal, interest, if any, and any fees due under such Loan and the related Notable Receivable; provided that, title or similar instrument or evidence of ownership to the property may be in the name of a limited liability company.
"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Originator" means Notable, in its capacity as "Originator" under the Transfer Agreement, or any other Person acting as seller under the Transfer Agreement and that has been approved in writing by the Administrative Agent in its sole discretion.
"Other Connection Taxes" has the meaning given in Section 11.03(a) of the Credit Agreement.
"Other Taxes" has the meaning given in Section 11.03(b) of the Credit Agreement.
"Parent" means Compass, Inc. f/k/a Urban Compass, Inc.
"Parent Credit Agreement" means the Revolving Credit and Guaranty Agreement, dated as of March 4, 2021, among Parent, as the borrower, the other obligors from time to time party thereto, the lenders and issuing banks from time to time party thereto and Barclays Bank PLC, as administrative agent, collateral agent and syndication agent, as may be amended, restated, supplemented or otherwise modified from time to time.
"Participant" means any Person to whom a participation is sold as permitted by Section 11.06(d) of the Credit Agreement.
"PATRIOT Act" has the meaning assigned to such term in Section 11.16 of the Credit Agreement.
"Payment Date" means (a) the twenty-second (22nd) calendar day following the end of each calendar month, or if such day is not a Business Day, the immediately following Business Day, beginning in the month of September 2020 and (b) the Final Maturity Date.
"PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
"Percentage" of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender's name on Schedule 1 to the Credit Agreement, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender's Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.
"Performance Guarantor" means, the Parent.
"Performance Guaranty" means that certain Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Secured Parties.
"Periodic Term SOFR Determination Day" has the meaning assigned to such term in the definition of "Term SOFR".
"Permitted Asset Sale" means each of the following:
a.the sale and transfer by the Borrower to the Seller of any Excess Concentration Receivable;

b.the sale and transfer by the Borrower to the Seller or any other Person of any Charged-Off Receivables; and
c.in connection with any optional prepayment of the Advances pursuant to Section 2.05(a) of the Credit Agreement, the sale and transfer to the Seller of any Facility Receivables identified for release by the Borrower so long as (i) such Facility Receivables are substantially and contemporaneously sold by the Seller (or an Affiliate thereof), without recourse, to a special-purpose third party purchaser in connection with the closing of a securitization transaction and (ii) the Borrower certifies that such Facility Receivables were not selected pursuant to procedures designed to be adverse to the Administrative Agent or the Lenders.
"Permitted Assignee" means (i) a Lender (other than any Defaulting Lender) or any of its Affiliates, (ii) any commercial paper conduit administered by the Administrative Agent or an Affiliate of the Administrative Agent and (iii) any Conduit Lender and any of its Program Support Providers or Conduit Assignees.
"Permitted IPO" means any transactions or actions taken in connection with and reasonably related to an equity issuance by the Parent or an Affiliate consisting of a primary public offering of its common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering), including any direct listing.
"Permitted Liens" means the following: (a) Liens in favor of the Administrative Agent granted pursuant to the Credit Agreement or any other Facility Document; (b) Liens for taxes, assessments and governmental charges not yet due or the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP; (c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmens' and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and for which reserves are maintained in accordance with GAAP; (d) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations that are not past due and do not exceed $250,000 in the aggregate; (e) judgment Liens not resulting in an Event of Default under Section 6.01(h) of the Credit Agreement; and (f) (i) Liens in favor of collecting banks arising under Section 4-210 of the UCC or any similar law, and (ii) Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained in the ordinary course of business with such creditor depository institution, provided that no such deposit account is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by bank regulators and no such deposit account serves as collateral to any Person other than the Administrative Agent.
"Person" means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.
"Plan" means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the

Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
"Post-Default Rate" means a rate per annum equal to (i) the Base Rate plus (ii) 6.50% per annum.
"Potential Terminated Lender" has the meaning specified in Section 2.14 of the Credit Agreement.
"Prime Rate" means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. The Prime Rate may not be less than 0.00%.
"Principal Balance" means, as of any date of determination and with respect to a Facility Receivable, an amount equal to (i) the related Receivable Initial Amount, plus (ii) any related Receivable Subsequent Draw Amounts, minus (iii) the amount of any Collections (other than with respect to Interest Receivables or Fee Receivables) received from or on behalf of the related Obligor with respect to such Facility Receivable and the related Loan.
"Principal Paydown" means, as of any Determination Date, for the Collection Period then ended, the difference between (i) the sum of the Discounted ~~Principal~~Receivable Balance for each Facility Receivable as of the beginning of such Collection Period, in each case, multiplied by the applicable Advance Rate for each such Facility Receivable as of the beginning of such Collection Period, minus (ii) for each Facility Receivable included in the calculation set forth in clause (i) above, the sum of the Discounted ~~Principal~~Receivable Balance for each such Facility Receivable as of the beginning of such Collection Period, in each case, multiplied by the applicable Advance Rate for each such Facility Receivable as of the end of such Collection Period.
"Priority of Payments" has the meaning specified in Section 9.01 of the Credit Agreement.
"Proceeds" has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.
"Program Support Agreement" means, with respect to any Conduit Lender, any liquidity agreement or any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such Conduit Lender (or any related commercial paper issuer that finances such Conduit Lender), the issuance of one or more surety bonds for which such Conduit Lender or such related issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Lender or such related issuer to any Program Support Provider of any interest in an Advance (or portions thereof or participations therein) and/or the making of loans and/or other extensions of liquidity or credit to the Conduit Lender or such related issuer in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.
"Program Support Provider" means and includes any bank, insurance company or other financial institution now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender

(or any related commercial paper issuer that finances such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Advances made by such Conduit Lender under the Credit Agreement or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender's or such related issuer's commercial paper program, but only to the extent that such letter of credit, surety bond, or other instrument supported either CP issued to make Advances and purchase the Advances under the Credit Agreement or was dedicated to that Program Support Provider's support of the Conduit Lender as a whole rather than one particular issuer (other than the Borrower) within such Conduit Lender's commercial paper program.
"Property" means, with respect to any Notable Receivable, the residential real estate property listed in the related Loan Agreement and in connection with which the related Obligor applied for the related Loan.
"Property Debt" means all debt secured by the related Property.
"Purchasable Receivable" means a Notable Receivable that meets the criteria of a Compass Qualified Receivable as of the Cutoff Date of the applicable Offer List.
"Purchase Agreement" means that certain Amended and Restated Receivables Purchase Agreement, dated as of July 29, 2021, between the Seller, as "seller," and the Borrower, as "buyer."
"Purchase Price" has the meaning specified in Section 3.1 of the Purchase Agreement.
"QIB" has the meaning specified in Section 11.06(f) of the Credit Agreement.
"Qualified Purchaser" has the meaning specified in Section 11.06(f) of the Credit Agreement.
"Rating Agencies" means Moody's, S&P and, if applicable, Fitch.
"Receivable Balance" means, as of any date of determination and with respect to a Facility Receivable, an amount equal to (i) the related Receivable Initial Amount, plus (ii) any related Receivable Subsequent Draw Amounts, plus (iii) the Fee Balance (to the extent not otherwise included in the calculation of the Receivable Initial Amount or any Receivable Subsequent Draw Amounts for such Facility Receivable), if any, plus (iv) the Interest Balance, if any, minus (v) the amount of any Collections received from or on behalf of the related Obligor with respect to such Facility Receivable and the related Loan.
"Receivable Initial Amount" means, with respect to any Notable Receivable, the aggregate principal amount dispersed to the related Obligor in accordance with the terms of the related Loan Agreement from and including the related Receivable Origination Date to and including the initial Cutoff Date with respect to such Notable Receivable.
"Receivable Obligor Origination State" means, with respect to any Notable Receivable, the State or U.S. territory in which the related Obligor resided on the related Receivable Origination Date.
"Receivable Original Amount" means, with respect to any Notable Receivable, the full principal amount approved as shown in either (a) the related Loan Agreement and related documents or (b) the final payment schedule, as applicable.

"Receivable Origination Date" means, with respect to any Notable Receivable, the calendar date on which the related Loan was originated by the Originator, as indicated in the Originator's records.
"Receivable Subsequent Draw Amount" means, with respect to any Notable Receivable, the aggregate principal amount dispersed to the related Obligor in accordance with the terms of the related Loan Agreement from and excluding the Cutoff Date relating to the last Purchase Date upon which the Borrower purchased the Receivable Initial Amount or a Receivable Subsequent Draw Amount relating to such Loan to and including the Cutoff Date relating to such Receivable Subsequent Draw Amount. For the avoidance of doubt, with respect to any Notable Receivable, the sum of the related Receivable Initial Amount plus all Receivable Subsequent Draw Amounts cannot exceed the Receivable Original Amount for such Notable Receivable.
"Receivables List" has the meaning specified in Section 2.2(b) of the Transfer Agreement.
"Register" has the meaning specified in Section 11.06(e) of the Credit Agreement.
"Regulation D" means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
"Regulation T", "Regulation U" and "Regulation X" mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Regulatory Change" has the meaning specified in Section 2.09(a) of the Credit Agreement.
"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Adjusted Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Adjusted Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.
"Regulatory Event" shall mean (a) the commencement by written notice by any Governmental Authority of any lawsuit or similar adversarial court or regulatory proceeding against the Borrower or any of its Affiliates or, to the knowledge of the Borrower, the Originator or the Servicer, challenging such Person's authority to originate, hold, own, service, pledge, collect or enforce any Facility Receivable, or otherwise alleging any material non-compliance by any of the Borrower, the Originator or the Servicer or any of their respective Affiliates with any Applicable Laws restricting the ability of such Person to originate, hold, own, service, pledge, collect or enforce such Facility Receivable, which lawsuit or proceeding is not released or terminated in a manner acceptable to Administrative Agent within ninety (90) calendar days of commencement thereof or (b) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), order or ruling against any of the Borrower or any of its Affiliates or, to the knowledge of the Borrower, the Originator or the Servicer, restricting the ability of such Person to originate, hold, own, service, pledge, collect or enforce any Facility Receivables, and which, in the case of any such lawsuit, proceeding or other event described in clause (a) or (b) above, has a material adverse effect on the enforceability, collectability or ability to service such Facility Receivable or renders the Purchase Agreement unenforceable in such jurisdiction, as determined by the Administrative Agent in its reasonable judgment; provided, that, in each case, upon the favorable resolution of any such lawsuit, proceeding or other event, or if such determination by the Administrative Agent shall have ceased to be applicable, such Regulatory Event shall cease to exist.

"Related Documents" means, with respect to any Notable Receivable, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Notable Receivable, including the Loan Agreement under which an extension of credit is made by the Originator to the related Obligor through the Seller's lending platform, such agreements not to include the Concierge Mastercard Program Agreement for Concierge Cardholder or any agreement servicing an equivalent function.
"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
"Repurchased Receivable" has the meaning assigned to such term in Section 6.1 of the Purchase Agreement.
"Request for Advance" has the meaning assigned to such term in Section 2.02 of the Credit Agreement.
"Requested Amount" has the meaning assigned to such term in Section 2.02 of the Credit Agreement.
"Reserve Account" means any account established by the Borrower at the Account Bank, in the name of the Borrower, which account has been designated as the Reserve Account and is subject to the Account Control Agreement.
"Reserve Account Available Amount" means, at any time, the amount on deposit in the Reserve Account.
"Reserve Account Deficit" means, at any time, the excess, if any, of (A) the Reserve Account Required Amount over (B) the Reserve Account Available Amount.
"Reserve Account Required Amount" means, as of any date of determination including any Borrowing Date, an amount equal to the product of (i) the Eligible Pool Balance as of such date and (ii) 3.0%; provided, however, that if there are no Obligations outstanding under the Credit Agreement, the Reserve Account Required Amount shall equal zero.
"Reserve Account Withdrawal Amount" has the meaning specified in Section 8.03(b) of the Credit Agreement.
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"Responsible Officer" means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief capital officer, chief administrative officer, chief accounting officer, head of finance, head of capital markets, president, senior vice president, vice president, assistant vice president, treasurer, secretary, assistant secretary, director or manager, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) additionally, in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee and (e) in the case of the Administrative Agent, an officer of the Administrative Agent as applicable responsible for the administration of the Credit Agreement.

"Restricted Payments" means the declaration of any distribution or dividends or the payment of any other amount by the Borrower to any shareholder, partner, member or other equity investor in the Borrower on account of any share, membership interest, partnership interest or other equity interest in respect of the Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any class of stock of or other equity interest in the Borrower or of any warrants, options or other rights to acquire the same (or to make any "phantom stock" or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any share, membership interest, partnership interest or other equity interest in respect of the Borrower.
"Retransfer Date" has the meaning assigned to such term in Section 6.2 of the Purchase Agreement.
"Revolving Period" means the period from and including the Closing Date to and including the earliest of (a) the Amortization Date or (b) the date of the termination of the Commitments pursuant to Section 6.02 of the Credit Agreement.
"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or by another governmental authority with jurisdiction over the Borrower or the Seller, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more in the aggregate by one or more such Person.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) any other governmental authorities with jurisdiction over the Borrower or the Seller.
"S&P" means S&P Global Ratings, together with its successors.
"Scheduled Revolving Period Termination Date" means August ~~4~~3, 202~~3~~5 or such later date as may be agreed to in writing by the Borrower, the Administrative Agent and each of the Lenders; provided that, if the Scheduled Revolving Period Termination Date would otherwise not be a Business Day, then the Scheduled Revolving Period Termination Date shall be the immediately preceding Business Day.
"Secured Parties" means the Administrative Agent, the Lenders and their respective permitted successors and assigns.
"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

"Securitisation Regulations" means the EU Securitisation Regulation and the UK Securitisation Regulation.
"Seller" means Compass Concierge, LLC.
"Servicer" means Notable, in its capacity as "Servicer" under the Servicing Agreement, or any other Person acting as successor servicer and that has been approved in writing by the Administrative Agent.
"Servicer Event of Default" is defined in Section 4.01 of the Servicing Agreement.
"Servicing Agreement" means that certain Amended and Restated Servicing Agreement, dated as of July 29, 2021, between the Servicer and the Borrower.
"Servicing Fee" means, with respect to any Payment Date, an amount equal to the product of (i) the Servicing Fee Rate, (ii) 1/12 and (iii) the average of the aggregate Principal Balance ~~of~~(for the avoidance of doubt, excluding any Fee Balances) of the Facility Receivables as of the end of (x) the first day of the immediately preceding Collection Period and (y) the last day of such preceding Collection Period. For the avoidance of doubt, no Servicing Fee is charged on Charged-Off Receivables.
"Servicing Fee Rate" means 0.75%.
"Servicing File" means, with respect to any Facility Receivable, the items, documents, files and records pertaining to the servicing of the related Loan, including, but not limited to, the computer files, data tapes, books, records, notes, copies of the Related Documents, and all additional documents generated as a result of, or utilized in originating and/or servicing such Facility Receivable and the related Loan, which are delivered to, or generated by, the Servicer.
"Servicing Standard" is defined in Section 2.02 of the Servicing Agreement.
"SOFR Advance" means an Advance that bears interest at a rate based on Daily Simple SOFR, Term SOFR or Compounded SOFR, other than, in each case, pursuant to clause (c) of the definition of "Base Rate".
"SOFR Rate Day" has the meaning assigned to such term in the definition of "Term SOFR".
"SOFR" means a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator's Website.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Administrator's Website" means the SOFR Administrator's website, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator of the secured overnight financing rate from time to time).
"Solvency Certificate" means a Closing Date Certificate or Amendment Effective Date Certificate substantially in the form of Exhibit G to the Credit Agreement.

"Solvent" means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person's debt (including contingent liabilities) does not exceed the present fair market value of such Person's present assets; (b) such Person's capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is "solvent" within the meaning given that term and similar terms under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York or other Applicable Laws relating to fraudulent transfers and conveyances.
"Subsidiaries" means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect members of the board of directors, board of managers or other governing body of such Person (other than Equity Interests having such power only by reason of the happening of a contingency), are at the time, directly or indirectly, owned by, or the management of which is otherwise controlled, directly or indirectly, by, such Person and one or more of its other Subsidiaries or a combination thereof.
"Successor Servicing Excess Servicing Fee" means such portion of the Servicing Fee accruing at a rate per annum in excess of the Servicing Fee Rate.
"Successor Servicing Transition Fee" has the meaning set forth in the Backup Servicing Agreement.
"Tangible Net Worth" means, as of any date, the aggregate total assets of the Parent and its Subsidiaries, calculated in accordance with GAAP, minus the aggregate total debt of the Parent and its Subsidiaries, calculated in accordance with GAAP, minus the amount of all intangible items reflected therein, including all unamortized debt discount and expense, goodwill, patents, trademarks, service marks, trade names, copyrights, and all similar items that should properly be treated as intangibles in accordance with GAAP.
"Taxes" has the meaning assigned to such term in Section 11.03(a) of the Credit Agreement.
"Term SOFR" means,
(a)    with respect to any SOFR Advance for any day (a "SOFR Rate Day"), the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the "Periodic Term SOFR Determination Day") and that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Period Term SOFR Determination Day, and

(b)    with respect to any Base Rate Advance for any day, the Term SOFR Reference Rate for one (1) month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such rate is published by the Term SOFR Administrator for such Base Rate Term SOFR Determination Day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for one (1) month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for one (1) month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for one (1) month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Advance" means an Advance that bears interest at a rate based on Term SOFR.
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Total Liabilities" means, for any Person, as at any date of determination, the aggregate amount of all Indebtedness of such Person, as determined on a consolidated basis in accordance with GAAP.
"Transfer Agreement" means that certain Amended and Restated Transfer Agreement, dated as of July 29, 2021, between the Originator and the Seller.
"Transferred Receivable" has the meaning specified in Section 1.1 of the Purchase Agreement.
"UCC" means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to the Credit Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"UK Securitisation Regulation" means Regulation (EU) 2017/2402 as it forms part of the United Kingdom domestic law by operation of the EUWA, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019, as amended and in effect from time to time, together with all relevant technical standards applicable in relation thereto, and any relevant guidance relating thereto.
"United States" means the United States of America.
"Unmatured Event of Default" means any event which, with the passage of time specified in the related cure period for such event, the giving of notice, or both, would constitute an Event of Default.
"Unmatured Servicer Event of Default" means any event which, with the passage of time, the giving of notice, or both, would constitute a Servicer Event of Default.
"Unrestricted Cash" means, with respect to any calendar month or fiscal quarter, (i) the cash and cash equivalents of the Parent and its consolidated Subsidiaries that, in accordance with GAAP, is reflected on the consolidated balance sheet of the Parent and its consolidated Subsidiaries, as of the end of such calendar month or fiscal quarter, as applicable, but only to the extent that such cash and cash equivalents (or any deposit account or securities account in which such cash and cash equivalents are held) are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor, including any cash or cash equivalents collateralizing any letters of credit and (ii) investments in money market funds or securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition; provided, that the calculation of Unrestricted Cash to the extent attributable to any Subsidiary shall be the Unrestricted Cash of such Subsidiary multiplied by the percentage Equity Interests in such Subsidiary held by the Parent (measured against all Equity Interests in such Subsidiary held by all Persons).
"Unused Fees" has the meaning assigned to such term in the Fee Letter.
"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 11.03(g)(ii) of the Credit Agreement.
"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

"Volcker Rule" means the common rule entitled "Proprietary Trading and Certain Interests and Relationships with Covered Funds" published at 79 Fed. Reg. 5779 et seq.
"Weighted Average Advance Rate" means, as of any date of determination, a percentage equal to (a) the aggregate product of (i) the Discounted ~~Principal~~Receivable Balance for each Eligible Receivable as of such date, multiplied by (ii) the applicable Advance Rate for each such Eligible Receivable as of such date, divided by (b) the Eligible Pool Balance.
"Weighted Average FICO Score" means, with respect to any pool of Eligible Receivables as of any date of determination, the ratio (expressed as a number) obtained by (a) summing the products obtained by multiplying, for each such Eligible Receivable as of such date and in respect of which the related Obligor has a FICO Score:

The FICO Score of the Obligor of such Eligible Receivable	X	The Discounted ~~Principal~~Receivable Balance of such Eligible Receivable as of such date and (b) dividing such sum by the Aggregate Discounted ~~Principal~~Receivable Balance of such pool of Eligible Receivables in respect of which the related Obligor has a FICO Score as of such date of determination.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SCHEDULE 1
DATA FILE FIELDS
(A)With respect to each Data File required to be delivered pursuant to Section 2.02(a) of the Credit Agreement, such Data File shall contain the following information with respect to each Loan listed in such Data File:
1.identification number;
2.Receivable Origination Date;
3.Receivable Original Amount;
4.Acceleration Event (i.e., delisted, Exclusive Listing Agreement cancelation, etc.);
5.~~O~~outstanding principal balance as of the related Cutoff Date;
6.~~Discounted Principal~~Fee Balance as of the related Cutoff Date;
7.APR as of the related Cutoff Date;
8.Interest Balance as of the related Cutoff Date;
9.Receivable Balance as of the related Cutoff Date;
10.Discounted Receivable Balance as of the related Cutoff Date;
11.~~(7)~~ closing date of the related Property (if applicable and known to the Seller at the time of Purchase), notice of expiration or cancelation by the Obligor of the related Exclusive Listing Agreement and failure to re-execute another Exclusive Listing Agreement within ten (10) Business Days, and notice of the date that is one hundred twenty (120) days following the cancellation of the related Exclusive Listing Agreement by an Affiliate of the Seller, as applicable;
12.~~(8)~~ invoice date (if applicable);
13.~~(9)~~ the date that is three hundred and sixty-five (365) days from the related Receivable Origination Date;
14.~~(10)~~ aging as of the related Cutoff Date (in days);
15.~~(11)~~ Maximum Remaining Term as of the related Cutoff Date;
16.~~(12)~~ Receivable Obligor Origination State;
17.~~(13)~~ listing price of the related Property as of the Receivable Origination Date;
18.~~(14)~~ stated Property Debt;
19.~~(15)~~ verified Property Debt (if FICO < 750);
20.~~(16)~~ Net Home Equity of the related Obligor;

21.~~(17)~~ Property Debt verification status;
22.~~(18)~~ FICO Score of the related Obligor;
23.~~(19)~~ current status as of the related Cutoff Date;
24.~~(20)~~ total refunded as of the related Cutoff Date;
25.~~(21)~~ total disbursed as of the related Cutoff Date;
26.~~(22)~~ total repaid as of the related Cutoff Date;
27.~~(23)~~ total collected as of the related Cutoff Date (repaid and refunded);
28.~~(24)~~ Purchasable Receivable (Y/N);
29.~~(25)~~ last repayment date; and
30.~~(26)~~ delinquency (days).

(B)With respect to each Data File required to be delivered pursuant to Section 8.05(a)(i) of the Credit Agreement or included with any Monthly Report, such Data File shall contain the following information with respect to each Loan:
(1)identification number;
(2)Receivable Origination Date;
(3)Receivable Original Amount;
(4)outstanding principal balance as of the last day of the prior Collection Period;
(5)~~Discounted Principal~~Fee Balance as of the last day of the prior Collection Period;
(6)APR as of the last day of the prior Collection Period;
(7)Interest Balance as of the last day of the prior Collection Period;
(8)Receivable Balance as of the last day of the prior Collection Period;
(9)Discounted Receivable Balance as of the last day of the prior Collection Period;
(10)~~(6)~~ closing date of the related Property (if applicable and known to the Seller at the time of Purchase), notice of expiration or cancelation by the Obligor of the related Exclusive Listing Agreement and failure to re-execute another Exclusive Listing Agreement within ten (10) Business Days, and notice of the date that is one hundred twenty (120) days following the cancellation of the related Exclusive Listing Agreement by an Affiliate of the Seller, as applicable;
(11)~~(7)~~ invoice date (if applicable);
(12)~~(8)~~ the date that is three hundred and sixty-five (365) days from the related Receivable Origination Date;
(13)~~(9)~~ aging as of the as of the last day of the prior Collection Period (in days);
(14)~~(10)~~ Maximum Remaining Term as of the last day of the prior Collection Period;
(15)~~(11)~~ Receivable Obligor Origination State;
(16)~~(12)~~ listing price of the related Property as of the Receivable Origination Date;
(17)~~(13)~~ stated Property Debt;
(18)~~(14)~~ verified Property Debt;
(19)~~(15)~~ Net Home Equity of the related Obligor;
(20)~~(16)~~ Property Debt verification status (if FICO < 750);
(21)~~(17)~~ FICO Score of the related Obligor;
(22)~~(18)~~ current status as of the last day of the prior Collection Period;

(23)~~(19)~~ total refunded as of the last day of the prior Collection Period;
(24)~~(20)~~ total disbursed as of the last day of the prior Collection Period;
(25)~~(21)~~ total repaid as of the last day of the prior Collection Period;
(26)~~(22)~~ total collected as of the last day of the prior Collection Period (repaid and refunded);
(27)~~(23)~~ Purchasable Receivable (Y/N);
(28)~~(24)~~ last repayment date; and
(29)~~(25)~~ delinquency (days).

SCHEDULE 2
SCHEDULE FOR ELIGIBLE RECEIVABLES (CLAUSE (O) OF "ELIGIBLE RECEIVABLE"):
(a)(i) was originated less than three hundred ninety-five (395) days prior to any date of determination or (ii) if such Facility Receivable received an Approved Extension and/or an Approved Payment Plan Adjustment, was originated less than five hundred and seventy-five (575) days prior to any date of determination;
(b)the related Obligor thereunder had a FICO Score of 650 or higher as of the related Receivable Origination Date;
(c)with respect to any Notable Receivable whose related Loan was originated after the Closing Date, the Receivable Original Amount is less than or equal to $75,000;
(d)with respect to any Notable Receivable whose related Loan was originated prior to March 15, 2020, the Receivable Original Amount is less than or equal to $150,000;
(e)the Property relating to such Notable Receivable has a listing price of less than or equal to $5,000,000 as of the Receivable Origination Date;
(f)the related Obligor's Net Home Equity is at least 200% of the Receivable Original Amount, unless otherwise consented to in writing by the Administrative Agent in its reasonable discretion;
(g)the Originator received confirmation from the representing agent that an Exclusive Listing Agreement was entered into prior to final approval and disbursement of the related Notable Receivable;
(h)~~the related Receivable Agreement provides for an annual percentage rate of interest equal to 0.0%, unless otherwise consented to in writing by the Administrative Agent in its reasonable discretion~~[reserved];
(i)(i) with respect to any Notable Receivable whose related Loan was originated prior to the Closing Date, to the knowledge of the Originator, the Property relating to such Notable Receivable is a residential dwelling and (ii) with respect to any Notable Receivable whose related Loan was originated after the Closing Date, the Property relating to such Notable Receivable is a residential dwelling as confirmed by the representing agent; and
(j)the Receivable Original Amount does not exceed 7% of the related Property's listing price.

Exhibit D
Concierge Capital Underwriting Policy
[See Attached]